IDS Life Insurance Company



DEFERRED ANNUITY CONTRACT


-    Flexible purchase payments.
-    Optional fixed dollar or variable accumulation values and annuity payments.
-    Annuity payments to begin on the settlement date.
-    This contract is nonparticipating.  Dividends are not payable.

Annuitant:

Contract Number:

Contract Date:

Settlement Date:


This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Settlement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGE 10 FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS
If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of:
(1) the contract value; and (2) any premium tax charges paid. This contract will then be considered void from its start.



[signature of] Richard W. Kling
President


[signature of]  William A. Stoltzmann
[GRAPHIC OMITTED]
Secretary

                                           CONTRACT DATA


Annuitiant:  John Doe                Contract Date:             October 6, 1999

Contract Number:  XXXX-XXXXXXX       Settlement Date:           October 6, 2019

Contract Owner:   John Doe

Deferred Annuity Contract ("AXP Retirement Advisor Variable Annuity")


Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.


Amount submitted With Application:                   $2,000
Scheduled Purchase Payment:
                           Annual Amount:            NA


Variable                                                       Purchase Payments
Subaccounts           Fund
                                                           Allocation Percentage

1.                   IDS Life Capital Resource Fund                     25%
2.                   IDS Life Special Income Fund                        0%
3.                   IDS Life Moneyshare Fund                            0%
4.                   IDS Life Managed Fund                              25%
5.                   IDS Life International Equity Fund                  0%
6.                   IDS Life Aggressive Growth Fund                     0%
7.                   IDS Life Income Advantage Fund                      0%
8.                   IDS Life Growth Dimensions Fund                     0%
9.                   IDS Life Global Yield Fund                          0%
10.                  Fund 10                                             0%
11.                  Fund 11                                             0%
12.                  Fund 12                                             0%
13.                  Fund 13                                             0%
14.                  Fund 14                                             0%
15.                  Fund 15                                             0%
16.                  Fund 16                                             0%
17.                  Fund 17                                             0%
18.                  Fund 18                                             0%
19.                  Fund 19                                             0%
20.                  Fund 20                                             0%
21.                  Fund 21                                             0%
22.                  Fund 22                                             0%
23.                  Fund 23                                             0%
24.                  Fund 24                                             0%
25.                  Fund 25                                             0%
26.                  Fund 26                                             0%
27.                  Fund 27                                             0%
28.                  Fund 28                                             0%

Fixed Account                                                           50%

Schedule of Surrender Charges

Surrender Charge Period for Each Purchase Payment:            10 years

Number of Completed                                  Surrender Charge
Years from Date of                                   Percentage Applied to Each
Purchase Payment                                     Purchase Payment
----------------                                     ----------------
         0                                                  8%
         1                                                  8%
         2                                                  8%
         3                                                  7%
         4                                                  7%
         5                                                  6%
         6                                                  5%
         7                                                  4%
         8                                                  3%
         9                                                  2%
         10                                                 0%

Contract Administrative Charge:             $30 annually. Charge is waived if
                                            contract value, or purchase payments
                                            less purchase payments surrendered,
                                            equals or exceeds $50,000. See
                                            Contract Administrative Charge
                                            provision.

Maximum Purchase Payments Permitted:

                           1st contract year:                 $2,000,000
                           Each contract year thereafter:     $  100,000


Fixed Account Guaranteed Interest Rate:     3% Annual Effective Rate


As of the date this contract was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 4.25%. New rates may be declared from time to time.

                                   GUIDE TO CONTRACT PROVISIONS

Definitions                     Important words and meanings/Page 3

General Provisions              Entire Contract; Incontestable; Benefits
                                Based on Incorrect Data; State Laws; Federal
                                Laws; Reports to Owner; Evidence of
                                Survival; Protection of Proceeds; Payments by Us; Voting Rights/Page 4

Ownership and Beneficiary       Owner's Rights; Trust or Custodial
                                Ownership; Change of Ownership; Beneficiary;
                                Change of Beneficiary/Page 5

Payments to Beneficiary         Describes options and amounts payable upon
                                death/Page 6

Purchase Payments               Purchase Payments; Amounts and Intervals;
                                Payment Limits; Allocation of Purchase
                                Payments; Additional "Credits" for Purchase
                                Payments/Page 7

Contract Value                  Describes the fixed and variable account
                                contract values; Interest to be Credited, Contract Administrative Charge; Premium Tax
                                Charges, Transfers of Contract Values/Page 9

Fixed and Variable Accounts     Describes the variable subaccounts,
                                accumulation units and values; Net
                                Investment Factor; Mortality and Expense
                                Risk Charge; Annuity Unit Value/Page 10

Surrender Provisions            Surrender; Rules for Surrender; Restrictions
                                on Distributions from the Contract;
                                Surrender Value; Surrender Charge; Surrender
                                Order; Waiver of Surrender Charges;
                                Suspension or Delay in Payment of Surrender;
                                Direct Rollover of Distributions; Eligible
                                Rollover Distributions/Page 12

Annuity                         Provisions When annuity payments begin;
                                Different ways to receive annuity payments;
                                Determination of payment amounts/Page 15

Tables of Settlement Rates      Tables showing amount of first
                                variable annuity payment
                                and the guaranteed fixed
                                annuity payments for the
                                various payment plans/Page
                                17

                                            DEFINITIONS
The following words are often used in this contract. When we use these words, this is what we mean:

accumulation unit

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

annuitant

The person or persons on whose life monthly annuity payments depend.

annuity unit

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

code

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

contract anniversary

The same day and month as the contract date each year that the contract remains in force.

contract date

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

contract value

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

fixed account

The fixed account is made up of all our assets other than those in any separate account.

fixed annuity

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

settlement

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

settlement date

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date in order to select an appropriate annuity payment plan.

valuation date

A valuation date is each day the New York Stock Exchange is open for trading.

valuation period

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

variable annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

variable subaccounts

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

we, our, us

IDS Life Insurance Company

written request

A request in writing signed by you and delivered to us at our corporate office.

you, your

The owner of this contract.

                         GENERAL PROVISIONS

Entire Contract

This contract form is the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Incontestable

This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data

If the amount of benefits is determined by data as to a person's age that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from future payments.

State Laws

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

Federal Laws

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

Reports to Owner

At least once a year we will send you a statement showing the contract value and the cash surrender value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

Evidence of Survival

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

Payments by Us

All sums payable by us are payable from our home office. Any payment or surrender from a variable annuity is based on the variable contract value.

Voting Rights

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.

Trustee or custodian owners shall cast votes according to instructions received from appropriate annuitants. All other votes of such trustee or custodian under the same trust or custodial agreement shall be cast in the same proportion. If no instructions are received, the votes may be cast at the trustee's or custodian's discretion.

                          OWNERSHIP AND BENEFICIARY

Owner's Rights

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

Trust or Custodial Ownership

If you are a tax qualified trust or tax qualified custodial account, then your trustees or custodian (or their successors) properly named by your trust or custodial agreement may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership (Restricted)

Your right to change the ownership of this contract is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than to us. However, if you are a trust or a custodian or an employer as a part of a qualified plan under Sections 401 or 403 or a deferred compensation plan under Section 457 of the Code, you may transfer ownership of this contract to the annuitant. Such transfer must be on a form approved by us.

The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Beneficiary

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary

You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

                         PAYMENTS TO BENEFICIARY

Death Benefit Before the Settlement Date

If you or the annuitant die before the Settlement Date while this contract is in force, and both you and the annuitant are age 80 or younger on the date of death, we will pay the beneficiary the greatest of:

1  the contract value; or

2. the total purchase payments paid less any "adjusted partial surrenders"; or

3. the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and less any "adjusted partial surrenders" since that contract anniversary.

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

     (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

     (b) is the death benefit on the date of (but prior to) the partial surrender.

If either you or the annuitant are age 81 or older on the date of death, we will pay the beneficiary the greater of:

1. contract value; or

2. the total purchase payments paid less any "adjusted partial surrenders".

The above amount will be payable in a lump sum on the valuation date we receive due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

Spouse Option to Continue Contract Upon Owner's Death

If the annuitant dies prior to the settlement date, a spouse who is designated as sole beneficiary may elect in writing to forego receipt of the death benefit and instead continue this contract in force. The election by the spouse must be made within 60 days after we receive due proof of death.

In this event, the settlement date may not be later than April 1 following the calendar year in which the annuitant would have attained 70 1/2 , or such other date which allows the spouse to satisfy the minimum distribution requirements under the Code.

Annuitant's Death After the Settlement Date

If the annuitant dies after the settlement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

                             PURCHASE PAYMENTS

Purchase Payments

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Amount and Intervals

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

Payment Limits Provision

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Minimum Purchase Payments - Upon issue of this contract, a purchase payment intended as a Single Purchase Payment must be at least $1,000. If you intend to make installment purchase payments such payments, on an annualized basis, must be at least equal to $600. Additional payments must be at least $50.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following: (1) a partial surrender from the fixed account; or (2) a lump sum transfer from the fixed account to the variable subaccounts.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following: (1) a partial surrender from the fixed account; or (2) a lump sum transfer from the fixed account to the variable subaccounts.

We also reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 24 months; and (2) less than $600 in purchase payments have been paid under this contract. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

Limit on Elective Deferrals

If your contract is a Tax-Sheltered Annuity qualified under Section 403(b) of the Code, Elective Deferrals made under the contract may not exceed the annual limit on elective deferrals as provided in the Code. Elective Deferrals means employer contributions to the annuity that are excludable from your current income as provided in the Code.

Elective Deferrals means employer contributions to the annuity that are excludable from your current income as provided in the Code.

Allocation of Purchase Payments

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.

Additional "Credits" for Purchase Payments

We will add a Credit of 1% of all purchase payments received under this contract in each of the following situations:

1 if your contract has a 10-year surrender charge schedule as shown under Contract Data; or

2. if your initial purchase payment to this contract was at least $100,000.

Each credit is allocated to your contract value when the applicable purchase payment is applied to your contract value. Such Credits are allocated to your contract value according to allocation instructions in effect for your purchase payments.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

Credits applied within 12 months preceding: (1) the date of death that results in a lump sum death benefit under this contract; or (2) a request for surrender charge waiver due to Nursing Home Confinement, if applicable, shall be reversed from the contract value. The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any Credits applied to your contract.

                          CONTRACT VALUE

Contract Value

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value

The variable account contract value at any time will be: (1) the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments and any purchase payment credits so allocated, or transfers among the variable and fixed accounts; less (2) any units deducted for charges or surrenders.

Fixed Account Contract Value

The fixed account contract value at any time will be: (1) the sum of all amounts credited to the fixed account under this contract; less (2) any amounts deducted for charges or surrenders.

Interest to be Credited

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our corporate office become available to us for use. Such interest will be credited at a rate that we determine from time to time. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

Contract Administrative Charge

We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value.

We waive this charge if your contract value, or your total purchase payments less any purchase payments surrendered, equals or exceeds $50,000.

If you make a full surrender of this contract, we deduct the full $30 contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.

Premium Tax Charges

A charge will be made by us against the contract value of this contract at the time that any premium taxes not previously deducted are payable.

Transfers of Contract Values

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made until the next contract anniversary.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures. This transfer privilege may be suspended or modified by us at any time.

                  FIXED AND VARIABLE ACCOUNTS

The Fixed Account

The fixed account is our general account. It is made up of all of our assets other than:

(1) those in the variable subaccounts; and

(2) those in any other segregated asset account.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.       transfers to the subaccount;

and subtracting the number of accumulation units from:

1.       transfers from the subaccount; and

2.       surrenders (including surrender charges) from the subaccount; and

3.       contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

     The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1) is the sum of:

     (a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     (b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)    is a factor representing the mortality and expense risk charge.

Mortality and Expense Risk Charge

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to .75% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

Annuity Unit Value

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the settlement tables on page 17.

                        SURRENDER PROVISIONS

Surrender

By written request and subject to the rules below you may:

     Surrender this contract for the total surrender value; or

2.   Partially surrender this contract for a part of the surrender value.

Rules for Surrender

All surrenders will have the following conditions;

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less. The contract value after a partial surrender must be at least $600.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts surrendered and charges which may apply can not be repaid.

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

Restrictions on Distributions from the Contract

If your contract is a Tax-Sheltered Annuity qualified under Section 403(b) of the Code, and unless otherwise provided in the Code, no amounts may be distributed from this contract unless you have:

1.   attained age 59 1/2 ; or

2.   separated from service; or

3.   died; or

4.   become disabled (as defined in Section 72(m)(7) of the Code); or

5.   encountered hardship (within the meaning of Section 403(b) of the Code);

and then only such amounts as the Code may provide.

We shall require satisfactory written proof of the event(s) in items 1 through 5 above prior to any distribution from the contract.

Surrender Value

The surrender value at any time will be:

1.       the contract value;

2.       minus the contract administrative charge;

3.       minus any surrender charge.

Surrender Charge

If you surrender all or a part of your contract, you may be subject to a surrender charge. A surrender charge applies if all or part of the surrender amount is from purchase payments we received within seven (7) or ten (10) years before surrender. The surrender charge period you selected at the time of application for this contract and applicable surrender charge percentages are shown under Contract Data. We determine your surrender charge by multiplying each of your payments surrendered by the applicable surrender charge percentage, and then adding the total surrender charges.

Surrender Order

For purposes of determining any surrender charge, we treat amounts surrendered from your contract value in the following order so that the amount actually surrendered, less any surrender charge that applies, equals your requested surrender amount.

1. First, surrenders are from contract earnings. Contract earnings are defined as the contract value less purchase payments not previously surrendered. (No surrender charge.)

2. Next, in each contract year, amounts totaling up to 10% of your prior contract anniversary contract value, but only to the extent not included and surrendered in Number 1. above. Your initial purchase payment is considered the prior contract anniversary contract value during the first contract year. (No surrender charge.)

3. Next, surrenders are from purchase payments received prior to the surrender charge period shown in the schedule under Contract Data. (No surrender charge.)

4. Next, surrenders are from purchase payments received that are still within the surrender charge period shown in the schedule under Contract Data. We surrender these payments on a first-in, first-out basis to minimize the surrender charge that applies to these payments.

Waiver of Surrender Charges

Surrender charges are waived for all of the following:

1. Death benefit payments made in the event of the death of the owner or annuitant; or

2.   Contracts settled under an Annuity Payment Plan; or

3. Surrenders made if you were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the surrender, you or the annuitant are confined to a nursing home, have been confined for the prior 90 days, and such confinement began while this contract was in force.

To qualify, the nursing home must:

(a) be licensed by an appropriate licensing agency to provide nursing services; and

(b) provide 24-hour-a-day nursing services; and

(c) have a doctor available for emergency situations; and

(d) have a nurse on duty or call at all times; and

(e) maintain clinical records; and

(f) have appropriate methods for administering drugs.

4. Amounts surrendered to meet applicable minimum distribution requirements under the Code. Amounts surrendered under this waiver provision are limited to one time per year unless we agree otherwise.

Suspension or Delay in Payment of Surrender

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.   When the New York Stock Exchange is closed; or

2.   When trading on the New York Stock Exchange is restricted; or

3. When an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

Direct Rollover of Distributions

If your contract is a Tax-Sheltered Annuity qualified under Section 403(b) of the Code, the following provisions apply: When you are eligible to receive a distribution from your contract, you may be able to have all or a portion of that distribution paid in a "direct rollover." A direct rollover means that, instead of paying you, we will make your payment directly to an individual retirement account or annuity (IRA, as defined in Section 408 of the Code) or to another Code Section 403(b) contract or custodial account that accepts direct rollovers. If you choose a direct rollover, you will not be taxed on your distribution until you later take it out of the IRA or 403(b) plan. However, you will be subject to any surrender charges or other applicable charges under your contract at the time of the distribution.

Eligible Rollover Distributions

Only an "eligible rollover distribution" as defined in Section 402(c) of the Code may be paid as a direct rollover.

In general, eligible rollover distributions DO NOT include:

1. Any payment that is part of a series of equal or almost equal payments made at least once a year;

  -  over your life or life expectancy,

  -  over the life or life expectancies of you and your beneficiary,

  -  for a period of ten years or more, or

2. Required minimum distributions made beginning in the year you reach age 70 1/2; or

3. Hardship distributions.


Qualified Domestic Relations Order

The rules outlined above apply to your former spouse, if any, who is an "alternate payee" under a "qualified domestic relations order" (as defined in Code Section 414(p)). A qualified domestic relations order is issued by a court, usually in connection with a divorce or legal separation.

Distribution to your Surviving Spouse

A beneficiary who is your surviving spouse may elect to have an eligible rollover distribution directly rolled over into an IRA, but not into another 403(b) plan.

                      ANNUITY PROVISIONS

Settlement

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

Change of Settlement Date

You may change the settlement date shown for this contract. Tell us the new date by written request. The maximum Settlement Date is the later of:

1. April 1 following the calendar year in which the annuitant attains age 70 1/2 or, if later, retires; or

2. such other date which satisfies the minimum distribution requirements under the Code; or

3. Such other date as agreed upon by us.

Notwithstanding the above, the maximum Settlement Date is the later of:

1.  The contract anniversary on or preceding the annuitant's 85th birthday; or

2.  the 10th contract anniversary.

Also, if you select a new settlement date, it must be at least 30 days after we receive your written request at our corporate office.

Annuity Payment Plans

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us provided:

1. The Plan selected provides for payments over the life of the annuitant or over the life of the annuitant and a joint annuitant; or

2. the Plan selected provides for payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant; and

3. the Plan selected meets the minimum distribution incidental benefit requirements under the Code.

     Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

     Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. You must select the guaranteed period.

     Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this Plan by the amount of the first monthly annuity payment.

     Plan D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

     Plan E - (Installments for a specified period ) This provides monthly annuity payments for a period of years. The period of years may be no less than 10 or more than 30.

By written request to us at least 30 days before the settlement date, you may select the Plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a Plan, we will make payments according to Plan B with payments guaranteed for ten years.

If the amount to applied to a Plan is less than $2,000 or would not provide an initial monthly payment of at least $20, we have the right to make a lump sum payment of the contract value.

Allocation of Contract Values at Settlement

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

Fixed Annuity

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B on page 18.

Variable Annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

Determination of First Variable Annuity Payment

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on page 17.


Variable Annuity Payments After the First Payment

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

Exchange of Annuity Units

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.

                       TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the age of the annuitant and the joint annuitant at settlement.


       Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
---------- -------- --------------- ------- -------- --------------- -------- ------- ---------------- ---------------
                        Plan A                           Plan B                           Plan C           Plan D
---------- -------- --------------- ------- -------- --------------- -------- ------- ---------------- ---------------
   Age               Life Income                      Life Income                       Life Income       Joint &
   at      Beginning  Non-Refund      Five Years          with        Fifteen Years     Installment       Survivor
 Annui-       In                        Certain        Ten Years         Certain          Refund         Non-Refund
tization                                                Certain
            Year
---------- -------- --- ----------- --- ------------ ---- ---------- --- ------------ ---- ----------- ---------------
 Age 65     2005         5.85            5.83              5.77           5.66              5.67             5.20
            2010         5.78            5.76              5.71           5.61              5.61             5.16
            2015         5.72            5.70              5.65           5.56              5.56             5.13
            2020         5.66            5.64              5.60           5.52              5.51             5.09
            2025         5.60            5.59              5.54           5.47              5.47             5.06
            2030         5.55            5.53              5.50           5.43              5.43             5.04

 Age 70     2005         6.54            6.50              6.36           6.14              6.22             5.66
            2010         6.45            6.41              6.28           6.08              6.15             5.60
            2015         6.35            6.32              6.21           6.03              6.08             5.55
            2020         6.27            6.24              6.14           5.97              6.01             5.50
            2025         6.19            6.16              6.07           5.92              5.95             5.45
            2030         6.11            6.09              6.01           5.87              5.90             5.41

 Age 75     2005         7.58            7.47              7.15           6.70              6.99             6.33
            2010         7.43            7.34              7.05           6.63              6.89             6.25
            2015         7.30            7.21              6.96           6.57              6.80             6.17
            2020         7.18            7.10              6.87           6.51              6.71             6.09
            2025         7.06            6.99              6.78           6.46              6.62             6.02
            2030         6.95            6.89              6.70           6.40              6.55             5.96

 Age 85     2005        11.44           10.69              9.09           7.60              9.50             8.88
            2010        11.12           10.45              9.00           7.58              9.32             8.69
            2015        10.82           10.23              8.90           7.56              9.15             8.51
            2020        10.55           10.02              8.80           7.53              9.00             8.34
            2025        10.29            9.83              8.71           7.51              8.85             8.19
            2030        10.06            9.64              8.62           7.48              8.72             8.05
---------- -------- --- ----------- --- ------------ ---- ---------- --- ------------ ---- ----------- ---------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with
100% Projection Scale G and a 5% assumed investment return. Settlement rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

        Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied

--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 10.51                17                7.20                 24                5.88
         11                 9.77                 18                6.94                 25                5.76
         12                 9.16                 19                6.71                 26                5.65
         13                 8.64                 20                6.51                 27                5.54
         14                 8.20                 21                6.33                 28                5.45
         15                 7.82                 22                6.17                 29                5.36
         16                 7.49                 23                6.02                 30                5.28
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------


     Table B - Dollar Amounts of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
---------- ------- ---------------- ------- -------- --------------- -------- ------- ---------------- ---------------
                       Plan A                            Plan B                           Plan C           Plan D
---------- ------- ---------------- ------- -------- --------------- -------- ------- ---------------- ---------------
           Settlement  Life Income                    Life Income                       Life Income       Joint &
Settlement Beginning   Non-Refund     Five Years          with        Fifteen Years     Installment       Survivor
              In                        Certain        Ten Years         Certain          Refund         Non-Refund
                                                        Certain
   Age      Year
---------- ------- ---- ----------- --- ------------ ---- ---------- ---- ----------- ---- ----------- ---------------
 Age 65     2005         4.68            4.66              4.62            4.53             4.43             4.06
            2010         4.61            4.60              4.55            4.48             4.38             4.02
            2015         4.55            4.53              4.49            4.42             4.34             3.98
            2020         4.48            4.47              4.44            4.38             4.29             3.94
            2025         4.43            4.42              4.39            4.33             4.25             3.91
            2030         4.37            4.37              4.34            4.29             4.21             3.88

 Age 70     2005         5.38            5.35              5.24            5.05             4.97             4.55
            2010         5.29            5.26              5.16            4.99             4.90             4.49
            2015         5.20            5.17              5.08            4.93             4.84             4.43
            2020         5.11            5.09              5.01            4.87             4.78             4.38
            2025         5.03            5.01              4.94            4.82             4.72             4.33
            2030         4.96            4.94              4.88            4.76             4.67             4.29

 Age 75     2005         6.42            6.33              6.07            5.65             5.68             5.25
            2010         6.28            6.20              5.97            5.59             5.60             5.16
            2015         6.15            6.08              5.87            5.52             5.51             5.08
            2020         6.03            5.97              5.78            5.46             5.43             5.01
            2025         5.91            5.86              5.69            5.40             5.36             4.94
            2030         5.81            5.76              5.60            5.34             5.29             4.88

 Age 85     2005        10.25            9.60              8.12            6.64             7.97             7.83
            2010         9.94            9.37              8.02            6.61             7.82             7.64
            2015         9.65            9.15              7.91            6.59             7.68             7.46
            2020         9.38            8.94              7.81            6.56             7.55             7.30
            2025         9.14            8.74              7.72            6.54             7.42             7.15
            2030         8.91            8.56              7.62            6.51             7.31             7.01

---------- ------- ---- ----------- --- ------------ ---- ---------- ---- ----------- ---- ----------- ---------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at
3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.


      Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 9.61                 17                6.23                 24                4.84
         11                 8.86                 18                5.96                 25                4.71
         12                 8.24                 19                5.73                 26                4.95
         13                 7.71                 20                5.51                 27                4.47
         14                 7.26                 21                5.32                 28                4.37
         15                 6.87                 22                5.15                 29                4.27
         16                 6.53                 23                4.99                 30                4.18
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

DEFERRED ANNUITY CONTRACT



-    Flexible purchase payments.
-    Optional fixed dollar or variable accumulation values and annuity payments.
-    Annuity payments to begin on the settlement date.
-    This contract is nonparticipating.  Dividends are not payable.




IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440